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Exhibit 99.6

[DATE]

Dear Fellow Shareholders of ACNB Corporation:

        On behalf of the Board of Directors, I am pleased to announce a Special Meeting of Shareholders to be held on Friday, December 20, 2019, at 2:00 p.m., local time, at the ACNB Corporation Operations Center, 100 V-Twin Drive, Gettysburg, Pennsylvania.

        The purpose of the special meeting is to consider and vote upon a proposal to approve the issuance of shares of ACNB Corporation ("ACNB") common stock in connection with the acquisition of Frederick County Bancorp, Inc. ("FCBI") through the merger of FCBI with and into a subsidiary of ACNB pursuant to an Agreement and Plan of Reorganization dated as of July 1, 2019. If the proposed merger is consummated, shares of FCBI common stock will be converted into shares of ACNB common stock, all as described in the accompanying Joint Proxy Statement/Prospectus.

        The Board of Directors believes that the proposed merger is in the best interests of ACNB and its shareholders and has unanimously approved the proposed merger. In acquiring FCBI, ACNB seeks to advance its strategic growth plans through expansion of its community banking presence in the growing and vibrant market of Frederick, Maryland.

        Enclosed with this letter are (i) a Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus, (ii) a proxy card for you to complete, sign, date and return, and (iii) a postage-paid envelope. You may also vote via the internet or telephone as indicated on the proxy card. We encourage you to read the enclosed materials carefully and in their entirety. Whether or not you attend the special meeting, your vote is very important so please vote your proxy today.

        On behalf of ACNB Corporation, we thank you for your continued support and investment in our future. We also look forward to furthering our mission to be the independent financial services provider of choice in the core markets served by building relationships and finding solutions.

        The Board of Directors unanimously recommends that ACNB shareholders vote "FOR" the proposal to approve the issuance of shares of ACNB common stock in connection with the merger.

Sincerely,

James P. Helt President & Chief Executive Officer

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  Exhibit 99.6